Exhibit 99.1

ModivCare Inc. Announces Senior Management Appointments

Denver, CO – July 20, 2021 – ModivCare Inc. (“ModivCare” or the “Company”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions focused on improving patient outcomes, today announced that, effective July 20, 2021, Jonathan B. Bush has been promoted to Senior Vice President, General Counsel and Secretary, and Kenneth Shepard has been promoted to Vice President, Chief Accounting Officer.

Mr. Bush has over two decades of in-house and law firm experience in M&A, securities regulation, corporate finance, corporate governance, private equity, restructurings healthcare regulation, and compliance,. Prior to his promotion, he served as ModivCare’s Vice President, Deputy General Counsel and Assistant Secretary. Previously, he was Vice President, Corporate Development and Deputy General Counsel at BioSrip, Inc. and held a variety of corporate transaction-oriented roles at PilieroMazza PLLC, Dechert LLP, Schulte Roth & Zabel LLP, Goldman, Sachs & Co., and Cravath, Swaine & Moore LLP. He graduated with an A.B. in Economics from Harvard University and a J.D. from the University of Texas School of Law.

Mr. Shepard has more than 15 years of financial experience in healthcare, technology, and public accounting, with expertise in financial controllership, technical accounting, SEC reporting and policy, internal control, financial planning and analysis, treasury management, M&A due diligence, and integrations. Prior to his promotion, he served as ModivCare’s Vice President, Finance and Controller. Previously, he worked for a decade in assurance at BDO USA, LLP. He graduated with an B.S. in Accountancy from Southern Illinois University Edwardsville and a Master of Accountancy from University of Alabama, Tuscaloosa. He is a Certified Public Accountant.

Dan Greenleaf, ModivCare’s President and Chief Executive Officer, commented, “Jon and Ken have been instrumental members of our team during the early phases of ModivCare’s transformation into a technology-enabled supportive care solutions provider. We are thrilled to promote these talented, dedicated professionals to advanced leadership roles within our legal and finance functions and their promotion is a testament to our strong bench of talent in our leadership ranks.”

About ModivCare Inc.

ModivCare Inc. (“ModivCare”) (Nasdaq: MODV) is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their patients. Our value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. We are a leading provider of non-emergency medical transportation (NEMT), personal and home care, and nutritional meal delivery. ModivCare also holds a minority equity interest in CCHN Group Holdings, Inc. and its subsidiaries (“Matrix Medical Network”), which partners with leading health plans and providers nationally, delivering a broad array of assessment and care management services to individuals that improve health outcomes and health plan financial performance. To learn more about ModivCare, please visit: www.modivcare.com.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (212) 836-9614

kahl@equityny.com

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